As filed with the Securities and Exchange Commission on May 11, 2001

Registration Statement No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

CH2M HILL Companies, Ltd.
(Exact name of registrant as specified in its charter)

Oregon	8711	93-0549963
(State or other jurisdiction ofincorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6060 South Willow Drive,
Greenwood Village, CO 80111-5142
(303) 771-0900
_________________________________

Samuel H. Iapalucci
CH2M HILL Companies, Ltd.
6060 South Willow Drive
Greenwood Village, CO 80111-5142
(303) 771-0900
_________________________________

Copy to:
Mashenka Lundberg
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
(303) 861-7000
____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and from time to time thereafter.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

____________________________

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(2)
Common Stock	25,904,196	$ 9.75	$252,565,911	$14,412.03
  This Registration also relates to an indeterminate number of interests in the Retirement and Tax-Deferred Savings Plan, 1999 Stock Option Plan, 1999 Payroll Deduction Stock Purchase Plan, the Pre-Tax Deferred Compensation Plan, the After-Tax Deferred Compensation Plan and the Deferred Compensation Plan pursuant to which certain of the shares of common stock offered pursuant to the Prospectus included as part of this Registration Statement may be issued and delivered or sold.
  A filing fee of $29,028.94 in connection with the registration of 24,227,530 shares of common stock was previously paid on March 15, 1999 in connection with the filing of CH2M HILL Companies, Ltd.'s Registration Statement (No. 333-74427) on Form S-1. An additional filing fee of $2,570.33 in connection with the registration of 1,535,661 shares of common stock was previously paid on May 11, 2000 in connection with the filing of CH2M HILL Companies, Ltd.'s Registration Statement (No. 333-36822) on Form S-1 and 22,141,489 shares were carried forward from the earlier registration statement. In accordance with Rule 457 (p), 20,305,117 shares are being carried forward from such earlier Registration Statements. Therefore, a filing fee of $14,412.03 is hereby being paid in connection with the filing of this Registration Statement, in connection with the registration of 5,599,079 shares.
  The price of the common stock as determined by the Board of Directors on February 16, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The prospectus included in this Registration Statement also relates to the Registrant's Registration Statements on Form S-1 (File No. 333-74427 and File No. 333-36822).

Subject to completion, dated May 11, 2001

PROSPECTUS

Information in this prospectus is not complete and will be amended and completed. A registration statement relating to the common stock has been filed with the Securities and Exchange Commission and neither we nor the selling shareholders may sell such securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

25,904,196 Shares of Common Stock

CH2M HILL Companies, Ltd. and its shareholders are offering up to 25,904,196 shares of common stock, including:

* Up to 2,000,000 shares that CH2M HILL may offer to its employees directly or through its internal market

* Up to 4,000,000 shares that CH2M HILL may offer to its employees through its employee benefit plans

* Up to 1,693,642 shares that officers and directors may offer through the internal market

* Up to 16,210,554 shares that other shareholders may offer through the internal market

* Up to 2,000,000 shares that our employee benefit plans may offer through the internal market

This offering of common stock is designed to allow trading of the common stock among CH2M HILL employees, directors, consultants and employee benefit plans up to four times each year on our internal market. No exchange lists the common stock. For more details on how our internal market functions, see "Internal Market Information" beginning on page 7.

All of the shares being offered for sale by this prospectus will be sold through the internal market at the price set by the Board of Directors from time to time. On February 16, 2001, the Board of Directors established the price for the common stock at $9.75 per share.

Investing in the common stock involves risks. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ____, 2001

_________________________

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before investing in the common stock, you should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 3 and the financial statements and the notes to those statements incorporated by reference.

General

CH2M HILL, an employee-owned, Oregon corporation founded in 1946, provides engineering, consulting, design, construction, procurement, operations, maintenance, and project management services to our clients in the public and private sectors. We provide services to our domestic and foreign clients through three operating segments:

* Environmental, Energy and Infrastructure

* Water

* Industrial

For the year ended December 31, 2000, CH2M HILL had gross revenues of approximately $1.7 billion.

Environmental, Energy and Infrastructure consists of two businesses: Environmental, Nuclear, Energy & Systems and Transportation. The Environmental, Nuclear, Energy & Systems business provides integrated environmental and waste management consulting and engineering services, and performs design and build, remediation, construction and implementation of infrastructure and telecommunications systems for a variety of public and private clients. The Transportation business provides planning, siting, permitting, design, program and construction management, transportation management and consulting services for aviation, ports, highways, bridges and transit systems.

Water consists of two businesses: Water & Wastewater and Operations & Maintenance. The Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities. The Operations & Maintenance business provides services to water and wastewater operators, including startup, performance testing, facility operations, maintenance and management.

Industrial provides design, construction, specialized precision manufacturing support and facility services to high-technology manufacturing companies, food and beverage processing businesses and fine chemical and pharmaceutical manufacturers.

Business Strategy

CH2M HILL is seeking to grow through increasing market share in each of our operating segments both domestically and internationally. The key elements of our strategy include:

* Increasing the number and the dollar value of our contracts

* Expanding and diversifying our client base

* Increasing the number of large, longer-term projects with the potential for higher profit margins

* Encouraging ownership in our common stock across a greater proportion of our workforce

Operation of the Internal Market

CH2M HILL common stock is not traded publicly. Ownership is restricted to employees, directors, consultants and benefit plans. Our common stock is traded through the internal market maintained by an independent broker engaged by CH2M HILL. Through the internal market, any eligible shareholder and the 401(k) plan may offer shares of common stock for sale to eligible buyers up to four times each year on pre-determined trade dates. Shares will be bought and sold through the internal market at a price determined by the Board of Directors that is intended to represent fair market value. The stock price is determined by the Board of Directors based upon our after-tax profits, otherwise referred to as net income, and shareholders' equity as well as a subjective analysis of market factors the Board of Directors considers relevant.

CH2M HILL may purchase or sell shares of common stock on the internal market on any trade date to balance the supply and demand for common stock between sellers and buyers, but we are not obligated to do so. For more information on our internal market, see "Internal Market Information" beginning on page 7.

Principal Executive Offices

Our principal executive offices are located at 6060 South Willow Drive, Greenwood Village, Colorado 80111-5142. Our telephone number is (303) 771-0900.

RISK FACTORS

You should carefully consider the following factors and other information contained in this prospectus before deciding to invest in our common stock.

Government Contracts Present Risks of Termination for Convenience, Adjustment of Payments Received, Restrictions on Ability to Compete for Government Work and Funding Constraints

In 2000, we derived approximately 63 percent of our total revenues from contracts with federal, state, local and foreign government agencies. In addition, we own equity interests in joint ventures with revenues attributable primarily or entirely to contracts with governmental clients. The following risks are inherent in government contracts:

* Because federal law and some state laws permit government agencies to terminate a contract for convenience, our government clients may terminate or decide not to renew our contracts with little or no prior notice.

* Federal government clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we previously received. Audits have been completed on our federal contracts through December 31, 1997 and are continuing for subsequent periods. None of the audits performed to date on our federal contracts have resulted in any significant adjustments to our financial statements. We believe, on the basis of the information that we currently have about the ongoing audits, that the ongoing audits will not result in material adjustments to our financial statements. However, we cannot be sure that an audit in the future will not result in a material adjustment to our financial statements.

* Federal government contract regulations provide that any company convicted of a crime or indicted on a violation of statutes related to federal contracting may lose its right to receive future contract awards or extensions.

* Our ability to earn revenues from our existing and future government projects will depend upon the availability of funding from various federal, state, local and foreign government agencies and private sector clients. We cannot control whether those clients will fund or continue funding our outstanding projects.

Our ability to secure new government contracts and our revenues from existing government contracts could be adversely affected by any one or a combination of the factors listed above.

We Could Sustain Losses on Our Contracts If Our Costs Exceed the Fixed Price or the "Not to Exceed" Provisions

Under "fixed price" contracts, we agree to deliver the project for a definite, predetermined price regardless of our actual costs incurred over the life of the project. Under time-and-materials contracts with "not to exceed" provisions, we are compensated for the labor hours expended at agreed-upon hourly rates plus cost of materials used; however, there is a stated maximum amount for the services to be provided under the contract. Many fixed price and "not to exceed" contracts involve large industrial facilities and public infrastructure projects and present the risk that our costs to complete a project may exceed the fixed price or "not to exceed" price agreed to with the client. The fixed or maximum fees negotiated for such projects may not cover our actual costs and desired profit margins. If our actual costs for a fixed or "not to exceed" price project are higher than we expect, our profit margins on the project will be reduced or we could suffer a loss.

A Reduction in the Scope of Environmental Regulations or Changes in Government Policies Could Adversely Affect Our Revenues

A substantial portion of our business is generated either directly or indirectly as a result of federal, state, local and foreign laws and regulations related to environmental matters. Changes in environmental regulations could affect our business more significantly than they would affect some other engineering firms. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws and regulations, could significantly reduce the size of one of our most important markets and limit our opportunities for growth or reduce our revenues below their current levels. In addition, any significant effort by government agencies to reduce the role of private contractors in regulatory programs, including environmental compliance projects, could have the same adverse effects.

Our Environmental Remediation Work May Expose Us to Environmental Liability

We could become subject to liabilities or fines for our environmental activities. The assessment, analysis, remediation, handling, management, and disposal of hazardous substances represent a significant portion of our business and involve significant risks, including the possibility of property damages, personal injuries, fines and penalties and other regulatory sanctions. Civil and criminal liabilities and liabilities to clients and third parties for environmental violations and damages can be very large. Although we have never been subject to any significant fines relating to environmental matters, it is possible that we could be subject to substantial fines or liabilities in the future. The fines and penalties could reduce our net income, cause a loss, or could adversely affect our ability to compete for new business.

Unpredictable Economic Cycles and Uncertain Demand for Our Engineering Capabilities and Related Services Could Cause Our Revenues to Fluctuate.

Demand for our engineering and other services is affected by the general level of economic activity in the markets in which we operate, both in the United States and abroad. Our customers, particularly our private sector customers, and the markets in which we compete to provide services, are likely to experience periods of economic decline from time to time. Adverse economic conditions may decrease our customers' willingness to make capital expenditures or otherwise reduce their spending to purchase our services, which could result in diminished revenues and margins for our business. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could force us to accept contract terms that are less favorable to us than we might be able to negotiate under other circumstances. Changes in our mix of services or a less favorable contracting environment may cause our revenues and margins to decline. Reductions in our revenues, margins and financial results caused by periods of general economic decline may therefore cause our stock price to decline.

Our Projects May Result in Liability for Faulty Engineering Services

Because our projects are often large and can affect many people, our failure to make judgments and recommendations in accordance with applicable professional standards could result in large damages and, perhaps, punitive damages. Our engineering practices involve professional judgments regarding the planning, design, development, construction, operation and management of industrial facilities and public infrastructure projects. Although we have adopted a range of insurance, risk management and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

Our Inability to Attract and Retain Professional Personnel Could Adversely Affect Our Business

Our ability to attract, retain and expand our staff of qualified engineers and technical professionals will be an important factor in determining our future success and growth. A shortage of qualified technical professionals currently exists in the engineering and design industry. The market for these professionals is competitive in the United States and internationally. We cannot assure you that we will continue to be successful in attracting and retaining such professionals. Since we derive a significant part of our revenues from services performed by our professional staff, our failure to retain and attract professional staff could adversely affect our business by impacting our ability to complete our projects and secure new contracts.

Absence of a Public Market May Prevent You from Selling Your Stock and Cause You to Lose All or Part of Your Investment

There is no public market for our common stock. While we intend the internal market to provide liquidity to shareholders, there can be no assurance that there will be enough orders to purchase shares to permit shareholders to resell their shares on the internal market, or that a regular trading market will develop or be sustained in the future. The price in effect on any trade date may not be attractive enough to both buyers and sellers to result in a balanced market because the price will be fixed in advance by the Board of Directors, using their judgment of the fair market value of the common stock, and not by actual market trading activity. Moreover, although CH2M HILL may enter the internal market as a buyer of common stock if there are more sell orders than buy orders, we have no obligation to engage in internal market transactions and will not guarantee market liquidity. Consequently, insufficient buyer demand could cause sell orders to be prorated, or could prevent the internal market from opening on any particular trade date. Insufficient buyer demand could cause shareholders to suffer a total loss of investment or substantial delay in their ability to sell their common stock. No assurance can be given that shareholders desiring to sell all or a portion of their shares of common stock will be able to do so. Accordingly, the investment in CH2M HILL common stock is suitable for you only if you have limited need for liquidity in your investment.

Investors in the Offering Will Experience Immediate and Substantial Dilution

The offering price per share of common stock exceeds CH2M HILL's net tangible book value per share. Accordingly, the purchasers of shares sold in the offering will experience immediate and substantial dilution. The stock price currently in effect until changed by the Board of Directors, is $9.75 per share. Based on our net tangible book value per share of $3.98 as of December 31, 2000, new investors will experience immediate dilution of $4.80 per share or 49 percent.

Transfer Restrictions on the Common Stock Could Prevent You from Selling Your Stock and Cause You to Lose All or Part of Your Investment

The transfer restrictions applicable to the common stock could cause you to lose all or part of your investment. Since all of the shares of common stock will be subject to transfer restrictions, you will generally only be able to sell your stock on one of the four trade dates for the internal market in each year. Unlike shares that are actively traded in the public markets, you may not be able to sell at a particular time even though you would like to do so. The stock price could decline between the time you want to sell and the time you become able to sell.

The Offering Price Is Determined by the Board of Directors' Judgment of Fair Market Value and Not by Market Trading Activity

The offering price is, and subsequent offering prices at each trade date will be, established by the Board of Directors approximately 30 days before the trade date. In establishing the price, the Board will take into consideration the factors described in the section of this prospectus called "Internal Market Information" beginning on page 7. However, since the Board of Directors will set the offering price in advance of the trade date, market trading activity on any given trade date cannot affect the price on that trade date. This is a risk to you because our stock price will not change to reflect supply of and demand for shares on a given trade date as it would in a public market. You may not be able to sell shares or you may have to sell your shares at a price that is lower than the price that would prevail if the internal market price could change on a given trade date to reflect supply and demand. Our Board of Directors intends the common stock valuation methods used to result in offering prices for the common stock that represent fair market value. The valuation method for common stock is subject to change at the discretion of the Board of Directors.

The Limited Market and Transfer Restrictions on the Common Stock Will Likely Have Anti-Takeover Effects

Only CH2M HILL employees, directors, consultants and employee benefit plans may own CH2M HILL common stock and participate in the internal market. In addition, we have imposed significant restrictions on the transfer of our common stock other than through sales on the internal market. These limitations make it extremely difficult for a potential acquirer who does not have the prior consent of our Board of Directors to acquire control of our company, regardless of the price per share the acquirer were willing to pay and whether or not shareholders were willing to sell at that price. As a result, it is unlikely that a hostile bidder would try to take control of our company.

Actual Results May Differ From Results Discussed in Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to:

* the continuance of and funding for certain governmental regulation and enforcement programs which create demand for our services

* our ability to attract, finance and perform large, longer-term projects

* our ability to insure against or otherwise cover the liability risks inherent in our business, including environmental liabilities and professional engineering liabilities

* our ability to manage the risks inherent in the government contracting business

* our ability to manage the costs associated with our fixed-price and "not to exceed" price contracts

* our ability to attract and retain professional personnel

* general economic conditions

SECURITIES OFFERED BY THIS PROSPECTUS

The shares of common stock offered by CH2M HILL in this prospectus may be offered to present and future employees, including executive officers, directors and consultants, of CH2M HILL through our internal market or through the employee benefit plans listed below and summarized in the section called "Employee Benefit Plans and Direct Stock Purchases" beginning on page 11.

CH2M HILL EMPLOYEE BENEFIT PLANS

* Retirement and Tax-Deferred Savings Plan (401(k) Plan)
* 1999 Stock Option Plan
* Deferred Compensation Plan
* Pre-Tax and After-Tax Deferred Compensation Plans
* Payroll Deduction Stock Purchase Plan

This offering of common stock is not intended to raise capital for CH2M HILL. CH2M HILL will offer common stock to its employees through bonuses, through the various employee benefit plans and, if necessary, in case of an over-subscribed market, as described in the section called "Internal Market Information."

Officers, including officers who are also directors, may sell up to an aggregate of 1,693,642 shares of common stock through our internal market. Other employees of CH2M HILL may sell up to an aggregate of 16,210,554 shares of common stock on our internal market. We do not know whether these officers and other employees will offer or sell some, none or all of such shares. The shares offered by officers and other employees may include shares they hold directly and also shares they hold indirectly through the employee benefit plans. The officers and other employees will not be treated more favorably than other shareholders participating on the internal market.

Pursuant to our Restated Bylaws, all shares of common stock are subject to CH2M HILL's repurchase right, right of first refusal, and other restrictions on transferability.

INTERNAL MARKET INFORMATION

This section contains a summary of the material provisions of our internal market. For additional information, we encourage you to read our internal market rules that are included as an Exhibit to the registration statement filed with the Securities and Exchange Commission in 1999. The internal market permits shareholders, certain employees, directors, consultants and the benefit plans to buy and sell shares of common stock up to four times each year on predetermined trade dates.

Authorized Buyers. All sales of common stock on the internal market are restricted to the following authorized buyers:

Authorized Buyers of Common Stock

* Employees, directors and consultants of CH2M HILL
* Trustees of the 401(k) Plan and other benefit plans
* Administrator of the Payroll Deduction Stock Purchase Plan
* Participants in the Deferred Compensation Plans

Limitations on the number of shares which an individual may purchase may be imposed when there are more buy orders than sell orders for a particular trade date.

Broker. Our internal market is managed through an independent broker, Buck Investment Services, Inc., which acts upon instructions from the buyers and sellers. Buck Investment Services, Inc. is not affiliated with CH2M HILL. Individual stock ownership account records are maintained by the broker. Subsequent to determination of the applicable stock price for use on the next trade date, and at approximately 30 days prior to such trade date, we will advise all shareholders, employees, directors, and eligible consultants as to the new stock price and the next trade date, inquiring whether such individuals wish to purchase or sell shares on the internal market and advising them on how to deliver written buy and sell orders approximately five days prior to such trade date.

CH2M HILL May Purchase Shares if Market is Under-Subscribed. CH2M HILL may, but is not obligated to, purchase shares of common stock on the internal market on any trade date at the price in effect on that trade date, but only to the extent that the number of shares offered for sale by shareholders exceeds the number of shares sought to be purchased by authorized buyers. CH2M HILL will consider a variety of factors including, but not limited to, CH2M HILL's cash position, financial performance and number of shares outstanding in making the determination of whether to participate in an under-subscribed market.

If the aggregate number of shares offered for sale on the internal market on any trade date is greater than the number of shares sought to be purchased, shareholder offers to sell will be accepted as follows:

* If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro-rata basis.

* If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller.

CH2M HILL May Sell Shares if Market is Over-Subscribed. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, CH2M HILL may, but is not obligated to, sell authorized but unissued shares of common stock on the internal market on any trade date at the price in effect on that trade date to satisfy purchase demands. CH2M HILL will consider a variety of factors including, but not limited to, CH2M HILL's cash position, financial performance and number of shares outstanding in making the determination of whether to participate in an over-subscribed market.

If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority, in the order listed:

* Administrator of the Payroll Deduction Stock Purchase Plan

* Trustees of the 401(k) Plan

* Individual employees, directors and consultants on a pro rata basis which includes participants through the pre-tax and after-tax deferred compensation plans, and other benefit plans

Sellers Pay Sales Commission. All sellers on the internal market, other than CH2M HILL and the employee benefit plans, will pay the broker, Buck Investment Services, Inc., a commission equal to two percent of the proceeds from such sales. Employees who sell their common stock upon retirement from CH2M HILL will have the option to sell the common stock they own on the internal market and pay a commission on the sale or to sell to CH2M HILL in exchange for a four-year note at the market interest rate. No commission is paid by buyers on the internal market.

Stock Price Determined by Board of Directors. The Board of Directors will determine the price, which is intended to be the fair market value, of the shares of common stock on each trade date pursuant to the formula and valuation process described below. The price per share of common stock is as follows:

Share Price = [(7.8 x M x P) + (SE)] /CS

In order to determine the fair market value of the stock in the absence of a public trading market, the Board of Directors felt it appropriate to develop a formula to use as a tool to determine a price that would be within a fair market value range. In determining the fair market value stock price, the Board believes that the use of a formula incorporating a going concern component (i.e., net income, which we call profit after tax) and a book value component (i.e., total shareholders' equity) is important. The Board of Directors believes that the process CH2M HILL has developed reflects modern equity valuation techniques and is based on those factors that are generally used in the valuation of equity securities.

The constant 7.8 is a multiple necessary for the stock price derived by the formula to approximate our historical estimate of the fair market value of the common stock.

"M" is the market factor, which is subjectively determined in the sole discretion of the Board of Directors. In determining the market factor, the Board of Directors will take into account factors the directors consider to be relevant in determining the fair market value of the common stock, including:

* the market for publicly traded equity securities of companies comparable to CH2M HILL

* the merger and acquisition market for companies comparable to CH2M HILL

* the prospects for CH2M HILL's future performance

* general economic conditions

* general capital market conditions

* other factors the Board of Directors deems appropriate

CH2M HILL started the internal market program with a market factor equal to 1.0 to make it easier for shareholders to understand future changes, if any, to the market factor. Since the inception of the program on January 1, 2000, the market factor has not deviated from the 1.0.

In setting the market factor, the Board of Directors may take into account the company appraisal information obtained by the trustees of the benefit plans. The existence of an over-subscribed or under-subscribed market on any given trade date will not affect the stock price on that trade date. However, the Board of Directors, when determining the stock price for a future trade date, may take into account the fact that there have been under-subscribed or over-subscribed markets on prior trade dates.

The Board has not assigned predetermined weights to the various factors it may consider in determining the market factor. A market factor greater than one would increase the price per share and a market factor less than one would decrease the price per share.

In its discretion, the Board of Directors may change, from time to time, the market factor component of the formula used in the valuation process. The Board of Directors could change the market factor, for example, following a change in general market conditions that either increased or decreased stock market equity values generally, if the Board of Directors felt that the market change were appropriately applicable to the common stock as well. The Board of Directors will not make any other change in the method of determining the price per share of common stock unless in the good faith exercise of its fiduciary duties and, if appropriate, after consultation with its professional advisors, the Board of Directors determines that the method for determining the price per share of common stock no longer results in a stock price that reasonably reflects the fair market value of CH2M HILL on a per share basis.

"P" is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the trade date. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors. Nonrecurring or unusual transactions are unforeseen developments that the market would not generally take into account in valuing an equity security. A change in accounting rules, for example, could increase or decrease net income without changing the fair market value of the common stock. Similarly, such a change could fail to have an immediate impact on the value of the common stock, but still have an impact on the value of the common stock over time. As a result, the Board of Directors feels that in order to determine the fair market value of the common stock, it needs the ability to review unusual events that affect net income.

"SE" is total shareholders' equity, which includes intangible items, as set forth on CH2M HILL's most recently available quarterly or annual financial statements. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

"CS" is the weighted average number of shares of common stock outstanding during the four fiscal quarters immediately preceding the trade date, calculated on a fully diluted basis. By "fully diluted" we mean that the calculations are made as if all outstanding options to purchase common stock had been exercised and as if other "dilutive" securities were converted into shares of common stock.

The stock price is reviewed by the Board of Directors up to four times each year. This review is made in conjunction with Board of Directors meetings, currently scheduled for February, May, August and November. The Board of Directors believes that the process described above will result in a stock price that will reasonably reflect the fair market value of CH2M HILL on a per share basis.

Quarterly Trade Timeline
Fiscal Quarter Ends	Board of Directors Meets	Trade Date Set and Buy/Sell Orders Solicited	Buy/Sell Orders Due to Broker	TRADE DATE	Confirmations and Checks Mailed
Approximately 75 Days Before Trade Date	Approximately 30 Days Before Trade Date	Approximately 30 Days Before Trade Date	Approximately 5 Days Before Trade Date	Buy/Sell Orders Effective	Approximately 5 Days After Trade Date

We intend to publish the current stock price and upcoming trade date prior to each trade date to all participants in the internal market through internal communications, including bulletins, electronic mail communications or mailed reports. Trade dates are expected to occur approximately 75 days after the end of each fiscal quarter.

We will also distribute our audited annual financial statements to all shareholders, as well as other employees, and to participants in the internal market through the employee benefit plans. Such information will be distributed at the same time as our annual reports, proxy information and solicitations are distributed for voting instructions from shareholders and participants in the employee benefit plans each year.

USE OF PROCEEDS

The shares of common stock that may be offered by CH2M HILL are principally being offered to permit the acquisition of shares by the employee benefit plans as described herein and to permit CH2M HILL to offer shares of common stock on the internal market if necessary because there are more buy orders than sell orders on a trade date. We do not intend or expect this offering to raise significant capital. Any net proceeds received by CH2M HILL from the sale of the common stock offered, after paying expenses of the offering, will be added to our general funds and used for working capital and general corporate purposes. It is anticipated that the majority of the sales of common stock on the internal market will be made by shareholders and the employee benefit plans. All shareholders selling common stock through the internal market, other than CH2M HILL and the employee benefit plans, will pay a commission to the broker equal to two percent of the proceeds of the sale of any shares of common stock. The commission will be used by the broker to defray the costs of establishing and maintaining the internal market.

EMPLOYEE BENEFIT PLANS AND DIRECT STOCK PURCHASES

CH2M HILL maintains a number of plans that provide benefits to employees of CH2M HILL and its affiliates. Under some of these plans, employees of CH2M HILL and most of our affiliates may acquire common stock or beneficial interests in common stock held in trusts. Employees may also purchase stock directly in the internal market. The material provisions of the plans are summarized below in general terms. We encourage you to read the plan documents, which will be made available to you on request and which have been attached as exhibits to the Company's filing with the Securities and Exchange Commission.

	Plans at a Glance	How Plan Works	CH2M HILL Contribution
Stock Purchase And Deferred Compensation	Stock Purchase Plan	Payroll withholding (1%-10% of compensation) to purchase common stock with after-tax dollars	In 2001, 10% of purchase price; thereafter, as determined by the Board of Directors
	Pre-Approved Direct Stock Purchase	Purchase 5,000 shares or less on any trade date	None
	Direct Stock Purchase through offer cycle	Request approval from Ownership and Incentive Compensation Committee to purchase over 5,000 shares	None
	Pre-Tax and After-Tax Deferred Compensation Plans	Deferral of compensation to be paid at a later date in shares of common stock	For payroll deductions into the pre-tax deferred compensation plan in 2001, 10% of purchase price; thereafter as determined by the Board of Directors
	Deferred Compensation Plan	Deferral of compensation to be paid at a later date in cash or shares of common stock	None
Retirement Plans	401(k) Plan	Invest pre-tax for retirement via payroll withholding Meet eligibility requirements

Matching Contributions determined by each member employer limited to a percentage of compensation or a specified dollar amount

Defined contribution determined by each member employer, subject to Board approval and limitations set forth in the plan

Stock Incentives	Stock Bonus	Grant of shares directly or through deferred compensation, with or without vesting restrictions	Full value of shares awarded by CH2M HILL
	Stock Options	Right to purchase shares within 5 years at the stock price on the grant date, subject to 3-year vesting	Right to appreciation on option shares over the option period

Retirement and Tax-Deferred Savings Plan

The Retirement and Tax-Deferred Savings Plan, a 401(k) plan, is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This means that contributions to the 401(k) plan receive favorable federal income tax treatment.

Employees Eligible to Participate in the 401(k) Plan

All of our employees are eligible to participate in the 401(k) plan, except:

    Leased employees
    Temporary employees
    Employees of affiliates that have not adopted the 401(k) plan

As of January 1, 2001, none of CH2M HILL's foreign affiliates have adopted the 401(k) plan. Most domestic affiliates of CH2M HILL have adopted the 401(k) plan but some of those domestic affiliates have not adopted the provisions of the 401(k) plan relating to defined contributions or matching contributions. CH2M HILL and its affiliates that have adopted the 401(k) plan are referred to in this description as "member employers."

Timing of Participation in the 401(k) Plan

Each eligible employee can participate in the 401(k) plan with respect to employee contributions and matching contributions, if applicable, beginning on:

    The first date of hire, or
    The first day of the first full pay period that begins on or after the employee's date of hire

Each eligible employee begins to participate in the 401(k) plan with respect to defined contributions (if applicable), as of the first day of the first month that begins on or after the eligible employee completes a twelve-month period of service during which the employee is credited with at least 1,000 hours of service.

Contributions to the 401(k) Plan

Employee Contributions. The 401(k) plan allows a participant to elect to defer a portion of the participant's compensation for a calendar year, subject to limits, and to have that deferred amount contributed to the participant's employee contribution account in the 401(k) plan.

Matching Contributions. Each member employer may, but is not required to, make matching contributions each calendar quarter. Matching contributions may be made in an amount that is based on a percentage of the employee's contributions for the calendar quarter up to four percent of the employee's base compensation, or limited to a specified dollar amount per employee. Matching contributions to the 401(k) plan are generally made in cash.

Defined Contributions. Each member employer may, but is not required to, make defined contributions to the 401(k) plan on behalf of that member employer's employees. The amount of each member employer's annual defined contribution, if any, is determined by the Board of Directors of CH2M HILL.

Each member employer's defined contributions to the 401(k) plan are allocated to the defined contribution accounts of eligible employees of that member employer. A participant in the 401(k) plan is eligible to receive a defined contribution for calendar year if any of the following apply:

    The participant completed 1,000 hours of service during the calendar year and was employed by the member employer at the end of the calendar year
    The participant retired during the calendar year at or after age 65, or age 55 if the participant has at least five years of service
    The participant died during the calendar year
    The participant became permanently disabled during the calendar year

Each eligible participant receives a proportionate share of the member employer's defined contribution for the calendar year. Each eligible participant's proportionate share is determined by dividing that participant's eligible compensation for the calendar year by the total eligible compensation for the calendar year of all eligible participants. Eligible compensation is an employee's basic hourly wage, times the number of regular hours worked during the year. Eligible compensation for 2001 is limited to $170,000 under Section 401(a)(17) of the Internal Revenue Code.

Rollover Contributions. Participants or potential participants may transfer a rollover contribution from another qualified retirement plan to the 401(k) plan.

Contribution Limitations. The maximum contribution for any calendar year which CH2M HILL or its affiliates may make to the 401(k) plan for the benefit of a participant (including employee contributions, but excluding rollover contributions), plus forfeitures, may not exceed the lesser of $30,000 or 25 percent of the participant's compensation for the calendar year. The $30,000 limit will be adjusted for cost of living in accordance with rules of the Secretary of the Treasury.

Investment of Contributions to the 401(k) Plan

Defined contributions to the 401(k) plan are normally invested entirely in CH2M HILL common stock.

Employee contributions, rollover contributions, and matching contributions to the 401(k) plan are invested in various investment alternatives selected by the trustees, as directed by the participants.

As of January 1, 2001, the investment alternatives offered by the trustees will be as follows:

Fidelity Retirement Government Money Market Portfolio

CH2M HILL Fixed Income Fund

Fidelity Balanced Fund

Fidelity Equity-Income Fund

Spartan U.S. Equity Index Fund

Fidelity Magellan Fund

Fidelity Growth Company Fund

PIMCO Mid Cap Growth Fund

Janus Worldwide Fund

Company Stock Fund (invested in common stock of CH2M HILL)

The following tables summarize, as of the dates indicated, the investment performance of each of the investment funds for the last three years, except for the Company Stock Fund, which was formed in 2000. The summary is based on an initial investment of $100 in each investment fund as of December 31, 1997. Past performance is not a guarantee of future results. The funds may, therefore, perform worse or better in the future than they performed in the past.

Fidelity Retirement Government Money Market Portfolio
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$105.30	5.3%
December 31, 1999	...................................	$110.47	4.9%
December 31, 2000	...................................	$117.24	6.1%

CH2M HILL Fixed Income Fund
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$106.12	6.1%
December 31, 1999	...................................	$113.26	6.7%
December 31, 2000	...................................	$120.12	6.1%

Fidelity Balanced Fund
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$120.22	20.2%
December 31, 1999	...................................	$130.86	8.9%
December 31, 2000	...................................	$137.83	5.3%

Fidelity Equity-Income Fund
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$112.53	12.5%
December 31, 1999	...................................	$120.58	7.2%
December 31, 2000	...................................	$130.87	8.5%

Spartan U.S. Equity Index Fund
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$128.48	28.5%
December 31, 1999	...................................	$155.02	20.7%
December 31, 2000	...................................	$140.80	(9.2)%

Fidelity Magellan Fund
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$133.63	33.6%
December 31, 1999	...................................	$165.76	24.0%
December 31, 2000	...................................	$150.35	(9.3)%

Fidelity Growth Company Fund
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$127.23	27.2%
December 31, 1999	...................................	$228.34	79.5%
December 31, 2000	...................................	$213.92	(6.3)%

PIMCO Mid Cap Growth Fund
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$107.81	7.8%
December 31, 1999	...................................	$121.48	12.7%
December 31, 2000	...................................	$155.71	28.2%

Janus Worldwide Fund
Valuation as of		Unit Value	Percent Increase for Year
December 31, 1997	...................................	$100.00	-
December 31, 1998	...................................	$125.87	25.9%
December 31, 1999	...................................	$206.88	64.4%
December 31, 2000	...................................	$171.98	(16.9)%

Except for investments in the Company Stock Fund, participants may transfer amounts among the investment alternatives in accordance with rules established by the trustees.

Amounts invested in the Company Stock Fund, other than defined contributions, which are always invested in common stock, may be transferred into other investment alternatives only as of a trade date. If a participant wishes to transfer amounts invested in the Company Stock Fund into another investment alternative as of a trade date, the trustees will direct the sale in the internal market of an appropriate number of shares of common stock held in the Company Stock Fund on that trade date. If only a portion of the common stock offered for sale by the 401(k) plan in the internal market is sold, only that portion of the participant's investment in the Company Stock Fund will be transferred into the other investment alternatives. The remaining portion of the participant's investment in the Company Stock Fund will remain in the Company Stock Fund. Thus, a participant's ability to transfer amounts out of the Company Stock Fund may be restricted. A participant considering an investment in the Company Stock Fund should read this entire prospectus, particularly the sections entitled "Risk Factors" and "Internal Market Information."

Amounts invested in investment alternatives other than the Company Stock Fund may not ordinarily be transferred into the Company Stock Fund. However, the trustees may from time to time permit the transfer of amounts held in other investment alternatives into the Company Stock Fund, subject to any restrictions and conditions that the trustees deem to be appropriate.

It is the current intent of the trustees to keep all amounts allocated to the Company Stock Fund invested in common stock, except for cash reserves for distributions and expenses.

Vesting in Accounts in the 401(k) Plan

Each participant in the 401(k) plan is, at all times, 100 percent vested in amounts allocated to the participant's rollover contribution account and employee contribution account.

Amounts allocated to a participant's defined contribution account and matching contribution account are subject to the following vesting schedule, depending on whether the participant is employed by Operations Management International, Inc. ("OMI"):
Completed Years of Service	Amount Vested (OMI Employees)	Amount Vested (Non-OMI Employees)
1	20%	0%
2	40%	20%
3	60%	40%
4	80%	60%
5	100%	80%
6	100%	100%

A participant's defined contribution account and matching contribution account become fully vested if the participant is still employed by CH2M HILL or an affiliate and any of the following occurs:

    The participant reaches age 65 or age 55 if the participant has at least five years of service
    The participant becomes permanently disabled
    The participant dies

Loans from the 401(k) plan

Loans from the 401(k) plan are available to any participant who is an active employee of CH2M HILL or an affiliate. The total amount of the loan to a participant from the 401(k) plan may not exceed $50,000. This $50,000 limit is reduced by the participant's highest outstanding loan balance during the twelve months before the date on which a loan is obtained. The total amount of a loan to a participant in the 401(k) is further limited to 50 percent of the participant's vested interest in the participant's employee contribution, matching contribution and rollover contribution accounts in the 401(k) plan. The loan may not exceed the portion of the combined amount these accounts invested in investment alternatives other than the Company Stock Fund. The minimum loan amount is $1,000. A participant may only have one loan outstanding at any time.

A loan must be repaid within five years, unless the loan is used to acquire the principal residence of the participant, in which case the term of the loan may be up to 25 years. Loan payments must be repaid through payroll deductions. Loans are secured by up to 50 percent of the participant's vested account balance in the 401(k) plan. Loans bear interest at the interest rates in effect at the CH2M HILL Federal Credit Union at the time the loan is granted.

Distributions and Withdrawals from the 401(k) Plan

If a participant in the 401(k) plan terminates employment with us and if the value of the vested portion of the participant's account in the 401(k) plan does not exceed $5,000, the vested portion of the participant's account in the 401(k) plan will be distributed to the participant in a lump sum cash payment as soon as reasonably practicable.

If a participant in the 401(k) plan terminates employment with us and if the value of the vested portion of the participant's account in the 401(k) plan is greater than $5,000, the participant may request an immediate distribution or may elect to defer distribution until a later date. If distribution is deferred, the participant's account will remain invested in accordance with the 401(k) plan until the participant requests distribution. In any case, distribution from the 401(k) plan must begin when the participant reaches age 70 1/2.

A participant who has reached age 59 1/2 may request a distribution of the participant's employee contribution account or the participant's rollover account even if the participant has not terminated employment with CH2M HILL and its affiliates.

When a participant requests a distribution from the 401(k) plan, the distribution will be made in cash in a lump sum as soon as reasonably practicable. If the participant's account in the 401(k) plan includes common stock, the portion of the participant's account invested in common stock will be distributed in cash as soon as reasonably practicable after the common stock is sold on the internal market or to CH2M HILL. CH2M HILL intends to purchase from the 401(k) plan on each trade date sufficient common stock to permit distributions to all participants whose requests for distributions are pending. On some trade dates, however, CH2M HILL may not purchase from the 401(k) plan sufficient common stock to permit distributions to all participants whose requests for distributions are pending. In that case, distribution of some or all of the portion of the participant's account invested in common stock may be delayed until a subsequent trade date.

If a participant dies while employed by CH2M HILL or an affiliate, distribution of the participant's account in the 401(k) plan will be made to the participant's spouse or, if the participant's spouse has given proper consent or if the participant has no spouse, to the beneficiary designated by the participant. A surviving spouse of a deceased participant may delay distribution of the participant's account in the 401(k) plan for up to five years from the date of death. A distribution from the account will be made in accordance with the procedures described in the previous paragraph.

The 401(k) plan permits a participant to obtain a hardship withdrawal from the participant's employee contribution account or rollover contribution account if there is an immediate and heavy financial need which may not reasonably be met by the participant's other resources. The amount of the hardship withdrawal may not exceed the amount required to meet the immediate financial need, including any taxes or penalties resulting from the withdrawal, and may be subject to various other limitations.

Administration

The 401(k) plan is administered by the trustees. The trustees have the power to supervise the 401(k) plan operations, including the power and authority to do all of the following:

    Allocate fiduciary responsibilities among the fiduciaries of the 401(k) plan
    Designate agents to carry out responsibilities relating to the 401(k) plan
    Employ legal, actuarial, accounting and other assistance as the trustees deem appropriate in carrying out the terms of the 401(k) plan
    Establish rules and regulations for the administration of the 401(k) plan
    Administer, interpret, construe and apply the plan and determine questions relating to eligibility, the amount of any participant's service and the amount of benefits to which any participant or beneficiary is entitled
    Determine the manner in which the 401(k) plan's assets are disbursed

Pass-Through Voting and Tendering of Common Stock

Each participant of the 401(k) plan has the right to instruct the trustees on a confidential basis how to vote the participant's interest in common stock held in the 401(k) plan. The trustees will vote all allocated shares held in the 401(k) plan as to which no voting instructions are received, together with all unallocated shares held in the 401(k) plan, in the same proportion as the allocated shares for which voting instructions have been received are voted. The trustees are required to notify participants of their pass-through voting rights prior to each meeting of shareholders.

In the event of a tender or exchange offer for the common stock, each participant in the 401(k) plan has the right to instruct the trustees on a confidential basis whether or not to tender or exchange the participant's proportionate interest in common stock held in the 401(k) plan. The trustees will not tender or exchange any allocated shares unless instructions are received from the participants. Shares held in the 401(k) plan which have not yet been allocated to the accounts of participants will be tendered or exchanged by the trustees in the same proportion as the allocated shares held in the 401(k) plan are tendered or exchanged.

The trustees' duties with respect to voting and tendering of common stock are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). These fiduciary provisions of ERISA may require, in limited circumstances, that the trustees override the votes, or decisions whether or not to tender, of participants with respect to common stock and to determine, in the trustees' best judgment, how to vote the shares or whether or not to tender the shares.

Trustees of the 401(k) Plan

The current trustees of the 401(k) plan are Fred K. Berry, Samuel H. Iapalucci, Stan Vinson, Sharon Schlechter, and Cliff Thompson, all of whom are officers of the Company or its affiliates.

Generally, the trustees have all the rights afforded a trustee under applicable law. Subject to limitations in the 401(k) plan, the trustees' rights include, but are not limited to, the right to:

    Invest and reinvest the funds held in the 401(k) plan's trust in any investment of any kind
    Retain or sell the securities and other property held in the 401(k) plan's trust
    Consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the 401(k) plan's trust
    In the case of the common stock, such rights are subject to the participants' pass-through voting rights and right to instruct the trustees in the event of a tender or exchange offer
    Exercise all the rights of the holder of any security held in the 401(k) plan's trust, including the right to vote such securities
    In the case of the common stock, such rights are subject to the participants' pass-through voting rights
    Vote proxies and exercise any other similar rights of ownership
    Lend to participants in the 401(k) plan such amounts as may be permitted under the 401(k) plan

The trustees receive no compensation from the 401(k) plan for their service as trustees of the 401(k) plan. Expenses incurred in the establishment, administration and operation of the 401(k) plan are paid by the 401(k) plan unless CH2M HILL elects to pay such expenses.

Administrative Services

CH2M HILL has entered into an agreement with Fidelity Institutional Retirement Services Company to provide recordkeeping and other administrative services to the 401(k) plan. Fidelity's fees for these services are paid by the 401(k) plan.

Account Statements

Each participant is furnished with a quarterly statement of the participant's account in the 401(k) plan.

Amendment and Termination

CH2M HILL has reserved the right to amend the 401(k) plan at any time, for any reason and without prior notice, except that no such amendment may have the affect of:

    Generally causing any assets of the 401(k) plan's trust to be used for or diverted to any purpose other than providing benefits to participants and their beneficiaries and defraying expenses of the 401(k) plan, except as permitted by applicable law
    Depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment with us terminated immediately prior to the amendment
    Increasing the liabilities or responsibilities of the trustees without their written consent

CH2M HILL has also retained the right to terminate the 401(k) plan at any time and for any reason. In addition, CH2M HILL may discontinue contributions to the 401(k) plan, but any such discontinuation does not automatically terminate the 401(k) plan as to funds and assets then held by the trustees.

ERISA

The 401(k) plan is subject to ERISA, including reporting and disclosure obligations, fiduciary standards and prohibited transaction rules. Since the 401(k) plan is not an individual account plan under ERISA, it is not subject to the jurisdiction of the Pension Benefit Guaranty Corporation under Title IV of ERISA and none of the 401(k) plan's benefits are guaranteed by the Pension Benefit Guaranty Corporation.

Federal Income Tax Consequences

The following paragraphs summarize the material federal income tax consequences of participating in the 401(k) plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the 401(k) plan. This summary does not address state or local tax issues, which may be significant. Each participant in the 401(k) plan should consider obtaining professional tax advice with respect to the 401(k) plan's tax impact on that participant.

The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code. Qualification under Section 401(a) of the Internal Revenue Code generally produces the following federal income tax results with respect to contributions, income and earnings, and distributions and loans from the 401(k) plan.

Contributions to the 401(k) Plan. A participant will not be subject to federal income tax on CH2M HILL contributions to the 401(k) plan at the time those contributions are made.

A participant in the 401(k) plan who makes employee contributions will exclude the amount of those employee contributions from the participant's gross income.

Neither the participant nor CH2M HILL will be subject to federal employment taxes on CH2M HILL contributions to the 401(k) plan. Employee contributions to the 401(k) plan will be subject to federal employment taxes.

The 401(k) plan will not be subject to federal income tax on contributions made to the 401(k) plan by CH2M HILL.

Subject to limits contained in the 401(k) plan, CH2M HILL will be able to deduct the amounts that it contributes to the 401(k) plan, including amounts contributed to the 401(k) plan as employee contributions. The amount of CH2M HILL's deduction will generally be equal to the amount of the contributions.

Income and Appreciation of the 401(k) Plan. Participants will not be subject to federal income tax on income or appreciation in their accounts in the 401(k) plan until distributions are made or deemed to be made to the participant.

The 401(k) plan will not be subject to federal income tax on their income or appreciation, except to the extent that the 401(k) plan realizes unrelated business taxable income.

Distributions from the 401(k) Plan. Distributions from the 401(k) plan will be subject to federal income tax under complex rules that apply generally to distributions from all tax-qualified retirement plans.

In general, a distribution from the 401(k) plan will be taxable in the year of receipt as ordinary income unless the recipient is eligible for and elects to make a qualifying "rollover" to an individual retirement account or to another qualified plan.

An early distribution from the 401(k) plan will result in an additional 10 percent tax on the taxable portion of the distribution. Early distributions are all distributions made before the participant has reached age 59 1/2 unless:

    The participant is permanently disabled
    The distribution is made after termination of employment due to the death of the participant
    The distribution is made after termination to a participant who terminated employment during or after the calendar year the participant attained the age of 55

Exceptions from the 10 percent additional tax apply to distributions that are rolled over to an individual retirement account or to another qualified plan and to distributions that are used for deductible medical expenses.

A participant, or the participant's spouse in the event of the participant's death, who receives a distribution from the 401(k) plan, other than mandatory distributions after age 70 1/2, and wishes to defer immediate tax on the distribution, may transfer or "rollover" all or part of the distribution to an individual retirement account. The participant may rollover the distribution to another qualified retirement plan. To be effective, the rollover must be completed within 60 days of receipt of the distribution. Alternatively, the participant or spouse may request a direct transfer from the 401(k) plan to an individual retirement account or, in the case of the participant, to another qualified retirement plan.

A participant or a participant's spouse who does not arrange a direct transfer to an individual retirement account or to another qualified plan will be subject to federal income tax withholding at a rate of 20 percent of the distribution, even if the participant or spouse later makes a rollover.

A participant or the participant's spouse who makes a valid rollover to an individual retirement account or to another qualified plan, will defer payment of federal income tax until such time as such participant or spouse actually begins to receive distributions from the individual retirement account or other qualified plan.

Loans from the 401(k) Plan. A loan from the 401(k) plan is generally not considered to be a distribution and is not subject to federal income tax when made. Interest paid by the participant on a loan from the 401(k) plan will generally not be deductible.

1999 Stock Option Plan

The Board adopted the 1999 Stock Option Plan on November 6, 1998. The stock option plan is not subject to ERISA. The shareholders of CH2M HILL approved the stock option plan on December 18, 1998. The stock option plan was effective as of January 1, 1999.

What is an Option?

A stock option is a contract between CH2M HILL and you, which allows you to buy common stock at a price set when you receive the option, even if the value of the stock has changed by the time you exercise the option. When you exercise stock options, you are simply buying shares of common stock.

Shares issued when an option is exercised will be subject to the same transfer restrictions as other shares of common stock.

Administration of the Stock Option Plan

The stock option plan is administered by the Ownership and Incentive Compensation Committee ("O&IC Committee"). The O&IC Committee is appointed by the Board of Directors. The O&IC Committee consists of two or more members of the Board of Directors and other individuals appointed by the Board of Directors.

The following individuals are the current members of the O&IC Committee: Joseph A. Ahearn, Robert G. Card, Kenneth F. Durant, Donald S. Evans, James J. Ferris, Philip G. Hall, Michael D. Kennedy, Susan D. King, Katherine M. Lombardo, Michael Y. Marcussen, Ralph R. Peterson, Jill T. Sideman, Cliff G.Thompson.

The O&IC Committee decides which of our eligible participants, who are employees, directors and consultants of CH2M HILL will be granted options to buy common stock under the stock option plan. The O&IC Committee also determines all of the terms and conditions of each stock option granted under the stock option plan, such as:

    The manner in which the stock option may be exercised
    Whether there are conditions that must be met before the stock option may be exercised
    The exercise price that must be paid in order to buy common stock upon exercise of each stock option
    When the stock option becomes vested and may be exercised
    Whether or under what circumstances the optionee will receive interests in the pre-tax or after-tax deferred compensation trusts in lieu of common stock upon exercise of the stock option

We intend to grant stock options at the fair market value of the common stock on the day that a stock option is granted, which is the price for the common stock in effect at the time of the grant. In any case, the exercise price cannot be less than 90 percent of the fair market value of the common stock on the day that the stock option is granted. Although the Stock Option Plan permits the issuance of both "incentive" and "nonqualified" stock options, the O&IC Committee does not intend to issue incentive stock options, and no incentive stock options will be granted unless we first provide appropriate disclosure to potential recipients.

The O&IC Committee is not required to provide the same terms and conditions in each stock option agreement. Stock options granted to different participants or at different times may contain different terms and conditions, including different exercise prices.

Limits on Stock Options Granted Under the Stock Option Plan

Under the stock option plan, the O&IC Committee may grant cancelable stock options for up to 8,000,000 shares of common stock, subject to adjustments. As of December 31, 2000, 3,515,054 stock options had been issued under the stock option plan.

Stock Options May Be Restricted

The O&IC Committee may provide in the grant of a stock option that the exercise of the stock option is restricted or conditional. For example, the O&IC Committee may provide in the grant of a stock option that the stock option cannot be exercised unless the optionee agrees to sell the common stock acquired as a result of the exercise in the internal market on the next trade date or agrees to transfer the common stock acquired to a deferred compensation trust.

What is Vesting?

A participant who receives options usually has to "earn" them over time by staying with CH2M HILL.

We expect that most options will be vested ("earned") over three years:

  25% vested one year from the date of grant
  25% more vested two years from date of grant
  The remaining 50% vested three years from the date of grant

You may not exercise an option until it is vested.

Exercise of Stock Options

If the O&IC Committee grants a stock option to a participant, the participant may exercise the stock option after all conditions described in the stock option agreement, including vesting, have been met and before the stock option expires.

The participant may exercise a stock option by following the procedures for exercise described in the stock option agreement. These procedures will include providing written notice of exercise to CH2M HILL, paying the exercise price, and paying any amount required for federal, state, or local income tax withholding as a result of the employee's exercise of the stock option as described below. The procedures may also include other requirements imposed by the O&IC Committee from time to time.

Payment for Common Stock Bought Pursuant to the Exercise of a Stock Option Granted Under the Stock Option Plan

Payment for shares of common stock bought pursuant to the exercise of a stock option may be made in cash or a personal check payable to CH2M HILL.

Unless the O&IC Committee provides otherwise, payment for stock option exercises may also be made by surrendering to CH2M HILL shares of common stock already owned by the participant and held for more than six months. The O&IC Committee may also permit payment to be made by transferring interests in the pre-tax or after-tax deferred compensation trust representing shares of common stock held for more than six months. If the participant uses shares of common stock (or interests in a deferred compensation trust) that the participant already owns as payment for the exercise of a stock option, then the number of shares given to the participant upon exercise will be the difference between the number of shares bought through the stock option exercise and the number of shares already owned by the participant.

Examples of Option Exercises

Assumptions:

  Participant was granted 100 options at an exercise price of $10 per share
  Participant exercises 100 options with an exercise price of $10 per share when the price per share of common stock is $20 per share
  Participant already owns 200 shares of common stock
  Combined federal, state and FICA tax rate is 42%

Stock for Stock Transaction:

1. Number of Options to be Exercised.......100

2. Option Exercise Price .........................$ 10

3. Cost to Participant (1X2)...................$1,000

4. Current Stock Price.............................$ 20

5. Number of Shares to be

    Exchanged (3/4)....................................50

6. Newly Acquired Shares (1-5)..................50

7. Value of Options Exercised (1X4).....$2,000

8. Gain (7-3)..........................................$1,000

9. Applicable Tax (6X42%)....................$ 420

10. Stock Sold to Pay Taxes (9/4)...............21

11. Total Additional Shares to be

Received by Employee (6-10).....................29

Cash Transaction:

1. Number of Options to be Exercised.......100

2. Option Exercise Price ..........................$ 10

3. Cost to Participant (1X2)...................$1,000

4. Current Stock Price.............................$ 20

5. Value of Options Exercised (1X4).....$2,000

6. Gain (5-3)..........................................$1,000

7. Applicable Tax (6X42%)....................$ 420

8. Total amount owed by Participant

to CH2M HILL (3+7)............................$1,420

9. Cash to be Paid by Participant as

Payment for Option Exercise..............$1,420

The shares exchanged in a stock-for-stock transaction are treated as a "Like Kind" exchange which does not trigger the recognition of capital gains. The shares exchanged carry their original tax basis and acquisition date. Newly acquired shares have a basis equal to the fair market value at the time of exercise. The shares sold to pay taxes represent new shares acquired through the exercise of the option and would therefore not trigger any capital gains.

Payment may also be made in a combination of cash, a personal check, and shares of common stock, unless the O&IC Committee provides that payment by shares of common stock will not be allowed. If shares of common stock owned by the participant are used to pay all or part of the purchase price, the value assigned to each share will be equal to the price of the common stock on the date of exercise of the stock option.

Expiration of Stock Options Granted Under the Stock Option Plan

A stock option granted to a participant may not be exercised after the stock option expires. A stock option expires on the expiration date set forth in the stock option agreement. The O&IC Committee generally intends to grant stock options that expire five years after the date on which the stock options are granted.

Regardless of the date stated in the stock option agreement, a stock option granted under the stock option plan and not previously exercised will terminate when the participant terminates employment with us voluntarily, unless the stock option agreement provides that the stock option may be exercised after termination of employment.

The O&IC Committee generally intends to permit the exercise of a stock option granted under the stock option plan within ninety days after termination of employment with us due to retirement. If a participant terminates employment with us due to disability or death, the O&IC Committee generally intends to permit the stock option to be exercised within one year after the date on which the participant's employment terminates due to disability or death.

A participant may work for an affiliate of CH2M HILL that becomes ineligible to participate in the stock option plan. For example, an affiliate may become ineligible to participate because CH2M HILL's interest in the affiliate is sold. In that case, stock options held by the participant will become immediately exercisable, but the participant will be considered to terminate employment with us on the day that the affiliate becomes ineligible to participate in the stock option plan. Therefore, the participant will be able to exercise the stock options only if and to the extent that the stock option agreement permits the participant to exercise the stock options on termination of employment.

Amendment and Termination of the Stock Option Plan

The Board of Directors may amend or terminate the stock option plan at any time. Any amendment or termination of the stock option plan will not change the terms of any stock option agreement already in place at the time of such amendment or termination unless the participant agrees to such change. The following changes may not be made by the Board without shareholder approval:

    Increasing the number of shares of common stock available under the stock option plan
    Reducing the minimum price at which stock options may be granted under the stock option plan
    Changing the class of participants who may be granted stock options under the stock option plan

The stock option plan will terminate on December 31, 2008. No stock options will be granted under the stock option plan after that date. Any stock option agreement already in place on December 31, 2008, will remain in effect until the stock options covered by that stock option agreement are exercised or expire.

Corporate Reorganization, Sale of Assets, or Change in Control

If CH2M HILL experiences a stock split, a stock dividend, a recapitalization, or a similar transaction that changes the number of outstanding shares of common stock without receipt of payment by CH2M HILL, the O&IC Committee will adjust the number of shares of common stock that may be bought under outstanding stock options and the exercise price that must be paid to buy shares of common stock under outstanding stock options, in order to reflect the change in common stock.

If a change in control of CH2M HILL occurs, then all outstanding stock options granted under the stock option plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met. A change in control of CH2M HILL occurs when one person or a group of persons, other than an employee benefit plan, acting jointly, acquires at least 25 percent of the common stock. A change in control can also occur when CH2M HILL agrees to a merger in which CH2M HILL is not the surviving company, or when CH2M HILL disposes of a majority of its assets. The O&IC Committee will determine whether a change in control of CH2M HILL has occurred.

For example, if CH2M HILL experiences a merger, liquidation, reorganization, or similar transaction in which CH2M HILL is not the surviving corporation, the O&IC Committee will either:

    Convert outstanding stock options into comparable options to buy stock in the surviving corporation; or
    Require that outstanding stock options be exercised within a specific period of time before the effective date of the transaction or be forfeited.

In connection with the transaction, if there is not a change in control of CH2M HILL, the O&IC Committee may, but is not required to, provide that any outstanding stock options granted under the stock option plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met.

Federal, State, and Local Income Tax Withholding

The federal income tax consequences of the grant and exercise of the stock options under the stock option plan are described below. Sometimes the exercise of a stock option or the sale of shares of common stock bought through the exercise of a stock option may produce compensation income to a participant. In that case, your employer may be required to withhold federal, state, and local income taxes with respect to the amount of compensation income you recognized, as though that amount was paid to you by your employer. Your employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, your employer paid to you. Alternatively, your employer may require you to pay the amount necessary to satisfy the withholding obligation. The payment of the amount necessary to satisfy the withholding obligation may be a prerequisite to the exercise of a stock option granted under the stock option plan.

Are Options Taxable?

No. For tax purposes, options are not treated as having monetary value when they are granted to employees. Thus, they do not have an impact on your taxes when granted. After you exercise an option, however, the difference between the exercise price and the formula price in effect at that time is taxed as ordinary income.

Federal Income Tax Consequences of Stock Options Granted Under the Stock Option Plan

This summary of the material federal income tax consequences of the grant and exercise of stock options under the stock option plan does not address every federal income tax issue that may arise and does not address foreign, state or local tax issues, which may be significant.

This summary does not address the tax consequences for incentive stock options because the O&IC Committee does not intend to grant incentive stock options.

Each holder of stock options granted under the stock option plan should consider obtaining professional tax advice with respect to the tax impact of their stock options.

Exercise of Nonqualified Stock Options with Cash. Generally, an individual will not be taxed when a stock option is granted. Instead, at the time the individual exercises a stock option, the individual will recognize ordinary income for federal income tax purposes. The amount of ordinary income recognized by the individual will be equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. CH2M HILL generally will be entitled to a federal income tax deduction at that time and in the same amount that the individual realizes as ordinary income.

If common stock bought through the exercise of a stock option is later sold or exchanged, then the difference between the sale price and the fair market value of the common stock on the date of exercise will be recognized as gain or loss to the seller. If the common stock is a capital asset in the seller's hands, the gain or loss on the sale will be long-term or short-term capital gain or loss, depending on whether the holding period for the common stock at the time of sale is more than 12 months or 12 months or less, respectively.

When an individual exercises a stock option into interests in a deferred compensation trust, the individual does not recognize any gain or loss as a result of the exercise of the stock option. However, when the interests in a deferred compensation trust which were obtained through the exercise of stock options are surrendered and the underlying shares of stock are sold resulting in a cash payment to the individual, that event will be taxed as ordinary income in an amount equal to the fair market value of the stock less the exercise price previously paid by the individual.

Exercise of Nonqualified Stock Options With Shares of Common Stock. If payment of the exercise price under a stock option is made by surrendering previously owned shares of common stock, the following rules apply:

    No gain or loss will be recognized as a result of the tendering of shares in exchange for an equal number of shares available through the exercise of nonqualified stock options
    Any additional shares received will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise

Exercise of Nonqualified Stock Options With Interests in a Deferred Compensation Trust. If payment of the exercise price under a stock option is made by surrendering previously owned interests in a deferred compensation trust, the following rules apply:

    No gain or loss will be recognized as a result of the exercise of nonqualified stock options into interests in a deferred compensation trust
    If interests in a pre-tax deferred compensation trust are surrendered by the individual to pay the exercise price such interests will be taxed as ordinary income
    If interests in an after-tax deferred compensation trust are surrendered by the individual to pay the exercise price, gain on such interests will be taxed as ordinary income
    When the interests in a deferred compensation trust which were obtained through the exercise of stock options are sold resulting in a cash payment to the individual, that event will be taxed as ordinary income in an amount equal to the fair market value of the stock delivered to the individual less the exercise price previously paid by the individual though the surrender of previously owned interests in the deferred compensation trust.

1999 Payroll Deduction Stock Purchase Plan

We have recently established the stock purchase plan for the benefit of our employees and employees of certain of our affiliates. The stock purchase plan provides for the purchase of common stock through payroll deductions by participating employees. The stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. The stock purchase plan is not subject to ERISA.

Administration of the Stock Purchase Plan

The stock purchase plan is administered by the O&IC Committee, which is the same committee that administers the stock option plan, described above.

The O&IC Committee decides which affiliates of CH2M HILL will be eligible to participate in the stock purchase plan. The O&IC Committee also decides whether employees must meet eligibility requirements in order to participate in the stock purchase plan.

The O&IC Committee may adopt rules for the administration of the stock purchase plan. The O&IC Committee interprets the stock purchase plan. The O&IC Committee's decisions on any questions that arise under the stock purchase plan are binding on all persons, including CH2M HILL and any employee who participates in the stock purchase plan.

Employees Eligible to Participate in the Stock Purchase Plan

Generally, all employees of CH2M HILL and any participating affiliate may participate in the stock purchase plan. The O&IC Committee decides which affiliates of CH2M HILL may participate in the stock purchase plan.

The O&IC Committee intends to exclude employees who normally work less than 20 hours per week and employees who normally work five or fewer months in a year from participating in the stock purchase plan.

Any employee who owns five percent of more of CH2M HILL or of any subsidiary of CH2M HILL is excluded from participating in the stock purchase plan.

An employee who terminates employment with CH2M HILL and all participating affiliates is no longer eligible to participate in the stock purchase plan. For this purpose, termination of employment includes death, disability, retirement, transfer to an affiliate that is not eligible to participate in the stock purchase plan, or any other termination of employment. If any employee becomes ineligible to continue participating in the stock purchase plan, any amount held in the employee's stock purchase account will be distributed to the employee.

Participating in the Stock Purchase Plan

In order to participate in the stock purchase plan, an employee must deliver a written payroll deduction authorization form to the payroll administrator of the stock purchase plan. The payroll deduction authorization form will tell the eligible employee's employer to withhold a specific percentage of the eligible employee's pay to be used to buy common stock under the stock purchase plan. The payroll deduction authorization form must provide for the deduction of at least one percent of the employee's pay, but no more than 10 percent of the employee's pay, in a whole number percentage. The employee may change the specified percentage at any time. However, an employee cannot purchase more than $25,000 of common stock under the stock purchase plan in any calendar year.

Purchases of Common Stock Under the Stock Purchase Plan

CH2M HILL uses the amount in the employee's stock purchase account to buy common stock on each trade date.

Each year, the Board of Directors will decide what percentage of the purchase price of common stock CH2M HILL will contribute toward the purchase of common stock under the stock purchase plan during that year. CH2M HILL's percentage may be as low as zero percent or as high as 15 percent. As of January 1, 2001, CH2M HILL's percentage will be 10 percent. We will not actually contribute any amount to the employee's payroll deduction stock purchase account. Instead, we will add the contribution percentage to the amount in the employee's stock purchase account and use the combined amount to purchase common stock on each trade date. We will either buy the common stock on each trade date in the internal market, if available, or we will issue new shares of common stock.

Reservation of Common Stock for Purchase Under the Stock Purchase Plan

CH2M HILL has reserved 2,500,000 shares of common stock to be sold under the stock purchase plan. This is in addition to any shares of common stock bought in the internal market under the stock purchase plan. The number of shares of common stock reserved for sale under the stock purchase plan can be changed by the O&IC Committee to reflect any stock split, stock dividend, recapitalization, or similar transaction that CH2M HILL may experience.

Restrictions on Common Stock Bought Through the Stock Purchase Plan

All shares of common stock bought through the stock purchase plan will be subject to the restrictions on common stock contained in CH2M HILL's Restated Bylaws.

An employee is not permitted to purchase common stock under the stock purchase plan if doing so would cause the employee to own more shares of stock than the employee is permitted to own under CH2M HILL's Restated Bylaws.

Amendment and Termination of the Stock Purchase Plan

The Board of Directors of CH2M HILL may amend or terminate the stock purchase plan at any time. However, the Board of Directors may not increase the number of shares of common stock reserved for sale under the stock purchase plan unless the shareholders of CH2M HILL also approve that change.

Unless previously terminated by CH2M HILL, the stock purchase plan will terminate on December 31, 2008.

Federal, State, and Local Income Tax Withholding

The federal income tax consequences of purchasing common stock under the stock purchase plan are described below. Sometimes the sale of shares of common stock bought through the stock purchase plan may produce compensation income to an employee. In that case, the employee's employer may be required to withhold federal, state, and local income tax with respect to the amount of compensation income recognized by the employee, as though that amount was paid to the employee by the employer as wages. The employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, paid by the employer to the employee or by having CH2M HILL withhold the required amount from any amount that CH2M HILL may owe the employee upon a repurchase of the shares of common stock.

Federal Income Tax Consequences of Purchases of Common Stock Under the Stock Purchase Plan

The following paragraphs summarize the material federal income tax consequences of participation in the stock purchase plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the stock purchase plan. This summary does not address foreign, state or local tax issues, which may be significant. Each participant in the stock purchase plan should consider obtaining professional tax advice with respect to the tax impact on that participant of participation in the stock purchase plan.

Federal Income Tax Consequences for the Participant. With respect to most of the participating affiliates, the stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. This means that, with respect to the purchases of common stock under the stock purchase plan by employees of those affiliates:

    The participant will not recognize income for federal income tax purposes when the participant buys shares of common stock under the stock purchase plan.
    The participant will recognize ordinary income when the participant disposes of the common stock bought under the stock purchase plan.
    The amount of ordinary income recognized by the participant when the participant disposes of shares of common stock bought under the stock purchase plan depends on whether the participant held shares for at least two years before disposing of them. If the participant held the shares for at least two years from the beginning of the payroll deduction accumulation period under the stock purchase plan, the participant will recognize ordinary income when the shares are sold or otherwise disposed of. The amount of the ordinary income is equal to the smaller of:
      the amount by which the fair market value on the purchase date exceeded the amount paid for the shares, or the amount by which the fair market value on the date of disposition exceeds the amount paid for the shares.

If the participant dies while owning shares of common stock bought under the stock purchase plan, ordinary income is recognized in the year of death in the amount described in the previous sentence.

    If the participant disposes of shares of common stock bought under the stock purchase plan before the two year holding period expires, the participant will recognize ordinary income at the time of disposition. The amount of the ordinary income recognized by the participant will be the amount by which the fair market value of the shares on the purchase date exceeded the amount paid for the shares, even if the disposition is at a loss.
    If the common stock is a capital asset in the hands of the participant, additional gain on the disposition of the shares of common stock, if any, will be short-term or long-term capital gain depending on whether the participant held the shares of common stock for 12 months or less, or for more than 12 months, respectively.

In the cases discussed above, other than in the case of the participant's death, the amount of the ordinary income recognized by the participant is added to the purchase price paid by the participant in order to determine the amount of gain or loss from the disposition of the shares.

With respect to the portion of the stock purchase plan that is not intended to be qualified as an employee stock purchase plan under Section 423 of the Internal Revenue Code, a participant purchasing shares will recognize compensation income at the time of the purchase of shares of common stock under the stock purchase plan. The amount of this compensation income will be the amount by which the fair market value of the shares on the purchase date exceeds the amount of the purchase price paid by the participant.

Tax Consequences for CH2M HILL. CH2M HILL will not be entitled to a deduction at any time with respect to shares sold under the portion of the stock purchase plan that is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, if the participant buying the shares does not dispose of the shares before the two-year holding period expires. If the participant disposes of the shares prior to the expiration of the two-year holding period, CH2M HILL is allowed a federal income tax deduction that is equal to the amount of ordinary income recognized by the participant.

Pre-Tax and After-Tax Deferred Compensation Plans

CH2M HILL has adopted the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plans and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plans referred to in this description as the "deferred compensation plans." In connection with the deferred compensation plans, CH2M HILL has established the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Trust and the CH2M HILL Companies Ltd. After-Tax Deferred Compensation Trust, referred to in this description as the deferred compensation trusts. Neither deferred compensation plan is subject to ERISA.

The deferred compensation plans separately handle pre-tax contributions in one plan and after-tax contributions in the other plan. In effect, the pre-tax plans will hold contributions made through deferred compensation and deferred bonus payments. CH2M HILL administers deferred compensation by participants in the pre-tax plans under the same terms and conditions as the stock purchase plan. In contrast, the after-tax plans will hold contributions made directly by employees eligible to participate. All of the terms of the pre-tax plans and the after-tax plans are generally the same, however the tax treatment of distributions from the pre-tax plans and the after-tax plans are different.

Employees who are eligible to participate in the deferred compensation plans may elect to invest by making after-tax contributions to the after-tax deferred compensation plan. An employee who is eligible to participate in the pre-tax deferred compensation plan may elect to defer a portion of his or her compensation by entering into a deferred compensation agreement and by filing an annual election to defer compensation in accordance with that agreement. In addition, CH2M HILL or its affiliates may provide that bonuses to employees who are eligible to participate in the pre-tax deferred compensation plan will be deferred in accordance with the provisions of the plan.

Administration of the Deferred Compensation Plans

CH2M HILL appointed a committee called the deferred compensation committee to administer the deferred compensation plans. The deferred compensation committee designated the affiliates of CH2M HILL whose employees are eligible to participate in the deferred compensation plans.

The Deferred Compensation Trusts

The deferred compensation trusts are irrevocable trusts established by CH2M HILL. Copies of the agreements establishing the deferred compensation trusts are included as exhibits to the registration statement filed in 1999 with the Securities and Exchange Commission.

Contributions to the Deferred Compensation Trusts

Under the agreement between CH2M HILL and the Trustee, the Trustee receives and holds common stock contributed to the deferred compensation trusts by CH2M HILL. When an eligible employee elects under the pre-tax deferred compensation plan to defer compensation, we use the compensation that would have been paid to the employee to purchase common stock, and contribute that common stock to the pre-tax deferred compensation trust. We may also contribute common stock to the pre-tax deferred compensation trust as bonuses on behalf of eligible employees.

When an eligible employee elects to make voluntary contributions to the after-tax deferred compensation plan, we will use the cash contribution to purchase common stock and contribute the common stock to the after-tax deferred compensation trust.

Each contribution to the deferred compensation trusts is allocated to an account in the name of the employee on behalf of whom the contribution is made. However, the employee does not have a direct ownership interest in the shares of common stock held in the deferred compensation trusts.

Nature of the Deferred Compensation Trusts

All assets of the deferred compensation trusts will be held by the Trustee for the benefit of the participants in the deferred compensation plans and for the benefit of the general creditors of CH2M HILL in the event CH2M HILL becomes insolvent. CH2M HILL is considered to be insolvent if it is unable to pay its debts as they become due or if it is the subject of a bankruptcy proceeding. If CH2M HILL becomes insolvent, the assets of the deferred compensation trusts will be available to pay the debts of CH2M HILL. In that case, a participant in the deferred compensation plans will not have any priority rights with respect to the assets of the deferred compensation trusts or with respect to any other assets of CH2M HILL. Rather, in the event of insolvency, a participant in the deferred compensation plans will have only a claim against CH2M HILL for the amount of compensation previously deferred and the amount of any after-tax contribution made by the participant. This claim will be treated like any other claim of a general unsecured creditor of CH2M HILL. The assets of the deferred compensation trusts are not guaranteed or insured by any party, including CH2M HILL.

Voting of Common Stock Held in the Deferred Compensation Trusts

Shares of common stock held in the deferred compensation trusts are voted by the Trustee, not by the participants in the deferred compensation plans. The Trustee votes the shares of common stock held in the deferred compensation trusts in accordance with instructions given to the Trustee by the deferred compensation committee.

Dividends on Common Stock Held in the Deferred Compensation Trusts

Cash dividends, if any, paid with respect to shares of common stock held in the deferred compensation trusts will be returned to CH2M HILL and will not be held in the deferred compensation trusts or made available to participants in the deferred compensation plans. Other dividends, if any, paid with respect to shares of common stock held in the deferred compensation trusts will be credited to the account in the deferred compensation trusts in which the shares of common stock are held.

Distributions from the Deferred Compensation Trusts

The common stock held in the deferred compensation trusts in the name of a participant in the deferred compensation plans will be distributed to the participant when a distribution event under the deferred compensation plans occurs. The following events are distribution events under each deferred compensation plan:

    The termination of the participant's affiliation with us, as defined in the Restated Bylaws.
    The death of the participant. In this case, the distribution will be made to the beneficiary of the participant, as designated on a form signed by the participant and filed with the deferred compensation committee before the death of the participant. If the participant does not file a signed designation of beneficiary with the deferred compensation committee before the participant's death, the distribution will be made to the participant's estate.
    A change in the participant's employment status that makes the participant ineligible to participate in the deferred compensation plans.
    A request by the participant to exercise the participant's interest in the deferred compensation trusts. In this case a distribution will be made only if:
        the deferred compensation committee approves the participant's request, and the common stock held in the deferred compensation trusts in the name of the participant can be sold in the internal market on the next trade date.
    The termination of the deferred compensation plans. Deferred compensation plans are adopted annually and attached as exhibits to the Company's filings with the Securities and Exchange Commission. Each plan has a life of seven years. CH2M HILL, in its discretion, may terminate the deferred compensation plans before that date.
    The date specified by the participant at the date of election to participate in the deferred compensation plans.

Distributions from the deferred compensation trusts will be made in the form of common stock. Shares of common stock distributed to a participant from the deferred compensation trusts will be subject to the restrictions on ownership of common stock set forth in our Restated Bylaws.

Removal or Resignation of Trustee

CH2M HILL may remove the Trustee of the deferred compensation trusts at any time and for any reason, upon thirty days' notice to the Trustee. The Trustee may resign at any time and for any reason, upon thirty days' notice to CH2M HILL. If the Trustee is removed or resigns, CH2M HILL will appoint a new Trustee.

Amendment of the Deferred Compensation Trusts

CH2M HILL and the Trustee may amend either deferred compensation trust at any time by executing a written amendment to the corresponding deferred compensation trust agreement.

Federal Income Tax Consequences

We have designed the deferred compensation trusts to be grantor trusts under the federal income tax laws. This means that CH2M HILL's contribution of common stock to the pre-tax deferred compensation trust should not cause a participant in the pre-tax deferred compensation plan to recognize income at the time of the contribution. Instead, the participant will recognize compensation income when an amount is distributed or made available to the participant from the pre-tax deferred compensation trust. The assets of both deferred compensation trusts will be treated as assets of CH2M HILL for federal income tax purposes.

In contrast, participants in the after-tax deferred compensation trust will recognize compensation equal to the difference between the amount they contributed and the value of cash or other property when it is distributed or made available from the after-tax deferred compensation trust.

The treatment of participants in the deferred compensation plans for federal income tax purposes is based on private letter rulings issued by the Internal Revenue Service. The deferred compensation plans and the deferred compensation trusts are not identical to the arrangements involved in those private letter rulings, however, and a private letter ruling is binding on the Internal Revenue Service only with respect to the specific taxpayer to whom the private letter ruling is issued. We do not plan to seek a private letter fling on the federal income tax consequences of participation in the deferred compensation plans. Therefore, while we believe that the federal income tax consequences of participation in the deferred compensation plans should be as described above, there is no definite assurance that this will in fact be the case. If the federal income tax consequences of the participation in the deferred compensation plans are ultimately determined to be different from those described above, participants in the deferred compensation plans may be liable for additional income taxes, interest, and penalties for tax years during which they participate in the deferred compensation plans.

This description summarizes the material federal income tax consequences of participation in the deferred compensation plans, but is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the deferred compensation plans. Each participant in the deferred compensation plans should consider discussing federal, state, and local tax consequences of participation in the deferred compensation plans with that participant's tax advisors.

Deferred Compensation Plan

CH2M HILL has adopted the CH2M HILL Companies, Ltd. Deferred Compensation Plan for a select group of management and highly compensated participants effective January 1, 2001. This plan is referred to in this discussion as the "Plan".

Participants that are eligible to participate in the Plan may invest funds in the Plan on a pre-tax basis. There are several hypothetical investment options associated with the Plan that each eligible participant may choose from. Each option is based on an investment fund that a participant can select in a manner similar to the 401(k) plan. Participants in the Plan can receive distributions from the Plan upon the occurrence of certain events described below.

Administration of the Plan

The Compensation and Work Force Committee of the Board administers this Plan. The committee has the authority and responsibility to interpret and construe the Plan.

CH2M HILL is paying all of the Plan's administrative costs. Any investment management fees or expenses associated with the actual investment funds are netted out of the return to produce the return for the hypothetical investments.

Deferral of Income into the Plan

Participants in the Plan are divided into two groups. The first group is qualified employees who are eligible to directly own shares of common stock. The second group is nonqualified employees who cannot directly own common stock.

Based on this division, participants can elect to defer portions of their base pay and incentive pay as follows:

    Qualified Employees

Can defer up to 50% of their monthly base pay

Can defer up to 50% of the cash portion of their incentive pay

Can defer up to 100% of the stock portion of their incentive pay

    Nonqualified Employees

Can defer up to 50% of their monthly base pay

Can defer up to 50% of the cash portion of their incentive pay

The amount of base pay a participant elects to defer will be withheld in substantially equal installments from each regularly scheduled payment of base pay. The amount of incentive pay a participant elects to defer will be withheld from the paycheck when the amount would otherwise have been paid.

A participant is not permitted to modify or discontinue deferral elections for the current year; however, deferral elections will cease in the event of the participant's death, termination of employment, retirement, or termination of the Plan. In very limited circumstances set forth in the Plan (e.g., serious financial hardship or disability), the committee may, in its sole discretion, suspend any deferrals the participant would otherwise be required to make pursuant to the participant's current election form.

A participant will have the option, within deadlines set by the committee, to change the amount of base pay and incentive pay a participant wishes to defer by completing a new election form prior to the beginning of the new year. If the participant does not make a new deferral election before the deadline set by the committee the deferral will be zero for that plan year.

Hypothetical Investments

Selection of Hypothetical Investments. For the purpose of determining the rate of return which shall be credited to a participant's account, the participant will have the right to direct the investment of the balances among certain hypothetical investments. The ten currently available hypothetical investments are the same funds as those available to participants in the 401(k) plan. A participant must allocate deferrals among the available hypothetical investments. The allocations must be in whole percentage point increments, and the total must equal 100 percent. If a participant does not allocate the deferrals, those deferrals will be allocated to the lowest risk investment available under the Plan. The participant will have no actual ownership in any actual investment funds as a result of participation in the Plan.

Return on Hypothetical Investments. The value and return on these hypothetical investments will fluctuate with the performance of the actual investment funds upon which these hypothetical investments are based, less all applicable investment management fees and expenses. The "purchase price" and "redemption price" of shares of these hypothetical investments will be a function of the value of the price of the actual investment fund at the time of "purchase" or "sale." Based upon the performance of the hypothetical investments selected, a participant's account will be credited with deemed earnings or debited with deemed losses on a daily basis. Except as outlined below, a participant can change the "mix" of hypothetical investments on a daily basis as well. If and when benefits are being paid out in installments, the participant will continue to have the opportunity to transfer amounts among the available hypothetical investments.

Hypothetical CH2M HILL Companies, Ltd. Common Stock Fund Special Rules. The only amounts a participant may invest in this hypothetical common stock fund are the initial deferrals of base pay and incentive pay. Participants are not allowed to transfer amounts previously invested in another fund to the hypothetical common stock fund. Transfers out of the hypothetical common stock fund can only be made quarterly and must coincide with the internal market trade date. Deferrals of the stock portion of incentive pay must remain invested in hypothetical common stock and may not be exchanged out into other hypothetical investments.

Vesting. Participants will always be 100% vested in deferrals of base pay and incentive pay, as well as any earnings or losses specifically attributable to those deferrals, based on the hypothetical investments chosen.

Nature of Plan Benefits

Although benefits under the Plan are not funded, CH2M HILL has a contractual commitment to the participants to pay Plan benefits. In order to fulfill that commitment, CH2M HILL will be placing certain assets in a certain type of irrevocable trust which provide participants with an extra level of security, since CH2M HILL cannot use trust assets for purposes other than the Plan. Nevertheless, any assets CH2M HILL may set aside to pay Plan benefits, including assets held in this trust, remain the general assets of CH2M HILL and will be subject to the claims of CH2M HILL's creditors in the unlikely event of its insolvency. If CH2M HILL should have financial difficulties that prevent it from paying its debts as they become due, a participant's right to Plan benefits would be treated in the same manner as the claims of other unsecured general creditors.

Distribution of Plan Benefits

The balance in a participant's account will be paid to the participant in the form and at the time elected on the benefit distribution form. Plan benefits can be received on:

* The first day of the month following the participant's retirement (generally retirement from all employment or a significant reduction in hours following the attainment of age 55) as determined at the discretion of the committee

* The first day of the month following the date the participant terminates employment

* A date the participant specifies on the benefit distribution form, which must be at least 3 years following the first year in which participation in the Plan commenced

A participant can choose to receive Plan benefits in:

* A single lump sum payment

* Installment payments over a period of 5, 10, or 15 years

* A combination of a lump sum payment and installment payments

However, regardless of the election, payment will be in a lump sum following termination of employment, unless the committee has determined that the participant has retired. CH2M HILL can direct that a participant begin receiving payments at an earlier date if the participant becomes disabled or terminates employment before the date the participant elected to begin receiving payments. In any event, if the participant's account balance is less than $10,000 on the date benefits commence, the participant will receive the balance in a lump sum payment, regardless of any distribution election made.

At the time a participant first elects to participate in the Plan, the participant must complete a benefit distribution form. A participant may be able to change the benefit distribution date and/or form of payment by submitting a request to the committee at least 13 months prior to date benefits would otherwise commence. All changes are subject to approval by the committee, in its sole discretion.

At distribution, a participant will receive benefits in the form of cash unless the participant is eligible to receive common stock. Only qualified participants who are employed by CH2M HILL at the time of distribution are eligible to receive common stock. At retirement, participants who have invested in the hypothetical common stock fund must divest of amounts held in that fund as of the trade date following retirement, unless the participant is eligible for and participates in the CH2M HILL Companies, Ltd. Alumni Program.

Serious Financial Hardship Withdrawals. If a participant experiences an unforeseen emergency causing a serious financial hardship due to events beyond the participants control that would result in severe financial hardship to that participant if a withdrawal were not permitted, the participant may petition the committee and request to suspend any deferrals that would otherwise be required to be made pursuant to the current election form. The participant may also petition the committee to receive a portion of the account balance to the extent that the withdrawal would relieve the financial emergency. If the committee determines, in its sole discretion, that a serious financial hardship has occurred, the participant may withdraw an amount necessary to satisfy the emergency. The amount withdrawn cannot exceed the account balance.

Amendment or Termination

CH2M HILL reserves the right to amend or terminate the Plan. If the Plan is amended, the value of a participant's account at the time of the amendment will not be adversely affected. All rights and obligations shall continue until the balance in all participants' accounts have been paid to all participants under the Plan. If CH2M HILL terminates the Plan following a Change of Control (as that term is defined in the Plan), each participant's account under the Plan shall become immediately due and payable.

Federal Income Tax Consequences

The income a participant defers will not be subject to federal income tax at the time of deferral. Deferrals of base pay and incentive pay are considered to be "wages" for FICA tax purposes at the time services are performed. In other words, the time at which FICA is assessed is unaffected by a participant's decision to defer such amounts into the plan. Earnings credited to amounts a participant has deferred, however, will not be subject to FICA taxation.

Income taxes will be paid in the year a participant or a participant's beneficiary receives a payment from the Plan. The deferred amounts and earnings accrued on such amounts are taxed as current income at the time such amounts are actually distributed to the participant.

This description summarizes the material federal income tax consequences of participation in the Plan, but is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the Plan. Each participant should consider discussing the federal, state and local tax consequences of participation in the deferred compensation plans with the participant's tax advisor.

SECURITIES OFFERED BY THE CURRENT SHAREHOLDERS

The current shareholders may sell up to an aggregate of 17,904,196 shares of common stock. While we are registering all of the shares held by our current shareholders, including all the shares currently held by our directors and executive officers, we do not know whether they intend to sell any of their common stock. Our current stockholders, including our directors and executive officers who hold shares, may sell some, none or all of their shares.

Based on our stock transfer records, CH2M HILL will provide specific information upon request, regarding the selling shareholders who are not individually named at a particular point in time, in connection with a legal proceeding filed under the federal securities laws.

We are also registering up to 2,000,000 shares of common stock that may be sold by our employee benefit plans through the internal market.

The following table sets forth, as of May 2, 2001, the number of shares of common stock directly owned by the current CH2M HILL shareholders, with all directors and executive officers and all shareholders who own 0.4 percent or more of common stock individually identified. The table does not reflect the sale of any shares of common stock being offered by CH2M HILL. All of the shares are owned of record.

Name of Beneficial Owner	Number of Shares Owned	Percent of Ownership	Number Of Shares Registered (1)
Joseph A. Ahearn .	60,326	*	60,326
Robert G. Card .	128,300	*	128,300
Kenneth F. Durant .	253,372	*	253,372
Donald S. Evans .	199,257	*	199,257
James J. Ferris .	83,608	*	83,608
Jerry D. Geist .	-	-	-
Steven D. Guttenplan	71,708		71,708
Philip G. Hall .	258,629	*	258,629
Samuel H. Iapalucci .	80,971	*	80,971
Michael D. Kennedy .	77,157	*	77,157
Susan D. King .	65,001	*	65,001
Ralph R. Peterson .	283,058	*	283,058
E. Kent Robinson .	104,529	*	104,529
Jill T. Sideman .	27,726	*	27,726
Barry L. Williams .	-	-	-
All directors and executive officers as a group (15 people) .	1,693,642	5.50	1,693,642

E. Wayne Hanson .	230,683	*	230,683
Cliff G. Thompson .	217,979	*	217,979
Richard S. Reid .	215,402	*	215,402
Robert L. Chapman .	211,678	*	211,678
Jerry D. Boyle .	208,030	*	208,030
David R. Evans .	189,814	*	189,814
John W. Lee, Jr. .	170,242	*	170,242
Roger R. Bissell .	170,471	*	170,471
Jay A. Mackie .	153,286	*	153,286
Jerry D. Boyle .	150,401	*	150,401
John W. Filbert .	139,330	*	139,330
All shareholders (other than directors and executive officers) who own 0.4% or more of common stock as a group (11 people)............	2,057,316	6.68	2,057,316

All other current shareholders .	14,153,238	45.95	14,153,238

* Less than one percent.

    The shares of common stock registered by the current shareholders represent the maximum number of shares that they may sell. Based on currently available information, CH2M HILL believes that these shareholders intend to sell significantly less than this maximum number of shares.

VALIDITY OF COMMON STOCK

The validity of the common stock offered hereby will be passed upon for CH2M HILL by Holme Roberts & Owen LLP.

EXPERTS

The financial statements and schedules incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

AVAILABLE INFORMATION

CH2M HILL is subject to the requirements of the Securities and Exchange Act of 1934 and in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information filed with the Commission, may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room. These reports may also be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including CH2M HILL, that file electronically with the Commission. This information may also be found on the CH2M HILL employee ownership website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to "incorporate by reference" information in this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus.

The documents listed below that we have previously filed with the Commission are specifically incorporated by reference into this prospectus. They contain important information about us and our financial condition.

CH2M HILL Filings with the Commission:
Annual Report on Form 10-K for the year ended December 31, 2000	Filed on March 20, 2001
Description of our common stock contained in our Registration Statement on Form 8-A	Filed on September 7, 1999

We also incorporate by reference additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and prior to the termination of the offering.

Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (excluding exhibits that are not specifically incorporated by reference into such information). Any person may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

CH2M HILL Companies, Ltd.
6060 S. Willow Drive
Greenwood Village, CO 80111-5142
Attention: Samuel Iapalucci
(303)771-0900

25,904,196 Shares

CH2M HILL Companies, Ltd.

Common Stock

PROSPECTUS

_______________

______________, 2001

Prospective investors may rely only on the information contained in this prospectus. CH2M HILL has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Estimated expenses payable by CH2M HILL in connection with the sale of the common stock offered hereby are as follows:

Securities and Exchange Commission registration fee	$ 14,412
Blue Sky fees and expenses	26,000
Legal fees and expenses .	5,000
Accounting fees and expenses .	10,000
Directors' and Officers' liability insurance premium .	110,000
Printing and engraving expenses .	100,000
Miscellaneous .	100,000
Total	$ 365,412

Item 15. Indemnification of Directors and Officers

Under the Oregon Business Corporation Act (the "Act"), a corporation's Articles of Incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, CH2M HILL's Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including (i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper personal benefit.

CH2M HILL's Restated Bylaws allow it to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of CH2M HILL or any of its subsidiaries, or is or was serving at CH2M HILL's request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the Act, indemnification is available if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

CH2M HILL intends to purchase and pay the premium for insurance in respect of claims against its directors and officers and in respect of losses for which CH2M HILL may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of CH2M HILL's subsidiaries. The officers to be insured are all officers and assistant officers of CH2M HILL and its subsidiaries. CH2M HILL does not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Item 16. Exhibits

The following is a list of exhibits to this Registration Statement:

*5.1	Opinion of Holme Roberts & Owen LLP with respect to legality of Securities being issued.
*23.1	Consent of Arthur Andersen LLP
*23.2	Consent of KPMG LLP
*23.3	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)

* Filed herewith.

Item 17. Undertakings

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously enclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that any claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CH2M HILL Companies, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, Arapahoe County, State of Colorado, on the 2nd day of May, 2001.

CH2M HILL Companies, Ltd.

By:	/s/ Ralph R. Peterson

                Ralph R. Peterson
                President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below does hereby make, constitute and appoint each of Ralph R. Peterson and Samuel H. Iapalucci as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for and on such person's behalf, and in any and all capacities, this Registration Statement on Form S-3, any and all amendments (including post-effective amendments) thereto and any abbreviated registration statement in connection with this Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.
Signature	Title	Date

/s/ Ralph R. Peterson	Chairman of the Board, President	May 2, 2001
Ralph R. Peterson	and Chief Executive Officer (Principal Executive Officer)

/s/ Samuel H. Iapalucci	Chief Financial Officer (Principal	May 2, 2001
Samuel H. Iapalucci	Financial and Principal Accounting Officer)

*
Joseph A. Ahearn	Director	May 2, 2001

*
Robert G. Card	Director	May 2, 2001

*
James J. Ferris	Director	May 2, 2001

*
Jerry D. Geist	Director	May 2, 2001

*
Philip G. Hall	Director	May 2, 2001

*
Michael D. Kennedy	Director	May 2, 2001

*
Susan D. King	Director	May 2, 2001

*
Michael Y. Marcussen	Director	May 2, 2001

*
Jill T. Sideman	Director	May 2, 2001

*
Barry L. Williams	Director	May 2, 2001

* /s/ Samuel H. Iapalucci
Samuel H. Iapalucci, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Holme Roberts & Owen LLP with respect to legality of securities being issued.
23.1	Consent of Arthur Andersen LLP
23.2	Consent of KPMG LLP
23.3	Consent of Holme Roberts & Owen LLP (included in exhibit 5.1)